                                                                     EXHIBIT 2.1

                              Dated 16 January 2004


                            SCI INTERNATIONAL LIMITED


                                       AND


                        SERVICE CORPORATION INTERNATIONAL


                                       AND


                                 OGF HOLDING SAS


                            SHARE PURCHASE AGREEMENT

                        relating to the sale and purchase
                     of part of the issued share capital of
             SERVICE CORPORATION INTERNATIONAL - EUROPE CONTINENTALE

                        AGREEMENT FOR PURCHASE OF SHARES


         This Agreement is made on 16 January 2004

         BETWEEN:

         (1) SCI International Limited, (the "VENDOR"), a company with a share capital of US$10,000 organised under the laws of Delaware, whose registered office is at PO Box 130548, 1929 Allen Parkway, Houston, Texas, USA, registered under number 2269430, represented by its President, Thomas L. Ryan, duly empowered for the purpose thereof;

         (2) Service Corporation International, (the "GUARANTOR"), a publicly listed company with a share capital of US$302,101,585 organised under the laws of Texas, whose registered office is at PO Box 130548, 1929 Allen Parkway, Houston, Texas, USA, registered under number 2269430, represented by its President and Chief Operating Officer, Thomas L. Ryan, duly empowered for the purpose thereof; and

         (3) Vestar Europe Resources I, a societe par actions simplifiee with a share capital of EUR 38,500 organised under French law, whose registered office is at 1, Rond-point des Champs Elysees, 75008 Paris, registered under number 440 327 633 RCS Paris, represented by its President, Robert Rosner, acting on behalf of OGF Holding SAS, (the "PURCHASER"), a societe par actions simplifiee with a share capital of EUR 37,000 organised under French law, whose registered office is at 1, Rond-point des Champs Elysees, 75008 Paris, currently being incorporated under provisional number 451 599 419 RCS Paris.

         WHEREAS:

         (A) The Vendor is as of the date hereof the owner of 33,722,069 shares in Service Corporation International -- Europe Continentale, a societe anonyme with a share capital of EUR 381,400,459 whose registered office is at 31, rue de Cambrai, 75019 Paris, registered under number RCS 308 150 754 Paris.

         (B) The Purchaser wishes to acquire all the shares of Service Corporation International -- Europe Continentale owned by the Vendor together with the one share of this company held by each of Tom Ryan, Philippe Lerouge and Didier Hasselmann and the Vendor wishes to sell such shares in each case under the terms and conditions of this Agreement.

         (C) The Vendor has agreed to make certain representations to the Purchaser in relation to Service Corporation International -- Europe Continentale and its subsidiaries.

         (D) The Guarantor has agreed to guarantee the performance of the Vendor's obligations hereunder.

         IT IS AGREED AS FOLLOWS:


         1        INTERPRETATION

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

         1.1      DEFINITIONS

                  "ACCOUNTING PRINCIPLES" means French generally accepted accounting principles and methods, together with those accounting rules implementing those principles and methods as consistently applied by the Company for the preparation of the



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                  December 31, 2002 Accounts as those accounting rules are so applied set forth in Note 1 in the Annex to such accounts;

                  "AFFILIATE AGREEMENT" means the agreement in the agreed terms between the Vendor and the Purchaser;

                  "ASSOCIATED COMPANY" means, in respect of any company, a company which is controlled by that first entity or which controls that first company or which is controlled by the person controlling the first company;

                  "AUDITORS" means the Company's auditors being PricewaterhouseCoopers Audit, Paris;

                  "BUSINESS DAY" means a day on which banks are open for business in Paris and Luxembourg (excluding Saturdays, Sundays and public holidays);

                  "CASH ASSET" shall bear the meaning ascribed thereto in
                  Schedule 5;

                  "CATEGORY" means any category of claims identified in Schedule 7;

                  "COMMITMENT LETTER" means the commitment letter of even date made between the Vendor and the Company;

                  "COMPANY" means Service Corporation International -- Europe Continentale details of which are contained in Part 2 of
                  Schedule 1;

                  "COMPLETION" means the completion of the sale and purchase of the Sale Shares pursuant to Clause 7;

                  "COMPLETION DATE" means the date on which Completion occurs;

                  "CONFIDENTIALITY AGREEMENT" means the agreement dated 8 September 2003 between the Vendor and Vestar Capital Partners;

                  "CONSIDERATION SECURITIES" means Class A Ordinary Shares, Series 1 PECs and Series 1 CPECs in the capital of AKH Luxco SCA;

                  "DECEMBER 31, 2002 ACCOUNTS" means the consolidated audited accounts of the Company (established under the Accounting Principles) for the financial period ended on December 31, 2002;

                  "DISCLOSURE LETTER" means the letter of even date with this Agreement from the Vendor to the Purchaser disclosing information, risks or liabilities to the extent adequately and fairly disclosed (whether in the French or English language) constituting exceptions to the Warranties. The information contained in the Vendor Due Diligence Report relating to risks or liabilities which are (i) specifically identified (as opposed to (x) the mere disclosure of facts that might generate risks or liabilities or (y) general or generic risks or liabilities that may result from the nature of the activities operated by the Group Companies, from their competitive position or from their economic environment) and
                  (ii) adequately and fairly disclosed in plain language in the Vendor Due Diligence Report in such a manner that a reasonable person would realize that such risks or liabilities were material is deemed to be incorporated in the Disclosure Letter;

                  "ENCUMBRANCE" means any nantissement gage, hypotheque, option or other real or personal right ("droit reel ou personnel") restricting the ownership of the relevant asset or the exercise or transferability of the relevant right;



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                  "ENVIRONMENT" shall bear the meaning ascribed thereto in
                  Clause 4.4 of Part I of Schedule 3;

                  "ENVIRONMENTAL AUTHORITY" means any legal person having regulatory authority under Environmental Law and/or any court of law or tribunal;

                  "ENVIRONMENTAL LAW": shall bear the meaning ascribed thereto in Clause 4.4 of Part 1 of Schedule 3;

                  "ENVIRONMENTAL PROCEEDINGS" means any civil or criminal proceedings or suit or any enforcement notice or other regulatory proceedings requiring Remedial Action to be undertaken;

                  "ENVIRONMENTAL TRIGGER EVENT" means (i) the service on or the receipt by any Group Company of written notification of either the commencement of or the threat of commencement of Environmental Proceedings against any Group Company or (ii) a Significant Danger situation;

                  "ESTIMATED NET CASH" means the Vendor's good faith estimate of the Net Cash, as at 31 December, 2003;

                  "ESTIMATED NET INDEBTEDNESS" means the Vendor's good faith estimate of the Net Indebtedness as at 31 December, 2003;

                  "EXISTING LOAN" means the existing loan of EUR 115,035,294 from the Company to the Vendor together with interest accrued thereon which has been granted by the Company to the Vendor pursuant to a loan agreement dated 19 and 23 September 2002 as amended on 17 and 20 October 2003 and 15 January 2004.

                  "EXPERT ACCOUNTANT" means KPMG International or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of "commissaires aux comptes" of international standing to be agreed by the Vendor and the Purchaser within seven days of written notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by the President of the Tribunal de Commerce de Paris acting in summary proceedings (en la forme des referes);

                  "EURIBOR" means the interbank rate, broadcast on the Telerate Screen (presently page 248) at approximately 11.00 a.m. (Paris time);

                  "FINANCE DOCUMENTS" shall bear the meaning ascribed thereto in the Credit Agreement dated 16 January, 2004 and made between, inter alia, AKH Luxco SCA, BA Finance SARL, the Purchaser, Lehman Brothers Bankhaus A.G., London Branch and the financial institutions named herein, as such documents may be amended or modified prior to the Completion Date, provided that such amendments and modifications shall not materially alter the material terms of such documents except to the extent of any customary "market flex" arrangements;

                  "FINANCIAL LIABILITY" shall bear the meaning ascribed thereto in Schedule 5;

                  "GROUP" or "GROUP COMPANIES" means, the Company and the Subsidiaries and "GROUP COMPANY" means any one of them;

                  "INFORMATION TECHNOLOGY PROPERTY" means any computer system or communications system (in both instances inclusive of all the assets used in connection with the operation of said system)



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                  and any software and hardware owned, used or licensed by or to any Group Company;

                  "INTELLECTUAL PROPERTY" means trade marks, service marks, trade names, logos, get-up, patents, inventions, registered design rights, copyrights, database rights and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

                  "KNOW-HOW" means confidential industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation drawings, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

                  "LOAN AGREEMENT" means the EUR 10,000,000 8 per cent. loan agreement issued on Completion by the Vendor to KA Finance SARL in the form set out in Schedule 17;

                  "LYON LOSS" means any Loss arising out of the investigations by the DGCCRF into alleged anti competitive practices in the Lyon area which have occured prior to the date hereof as more particularly described in Schedule 19;

                  "LOAN RECEIVABLE PLEDGE AGREEMENT" shall bear the meaning ascribed to it in paragraph 9 of Schedule 4;

                  "LOSS" or "LOSSES" means all damages, losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

                  "MANAGEMENT" means Philippe Lerouge, Michel Minard, Didier Hasselmann, Jean-Michel Lerner, Isabelle Metivier, Denis Coleu, Frederic Bajard, Bruno Lair, Jean Neveu and Christian Klein;

                  "MATERIAL ADVERSE CHANGE" shall have the meaning ascribed to it in Clause 5.1.2;

                  "MATERIAL CONTRACT" has the meaning ascribed to it in Clause
                  6.2.2 of Part 1 of Schedule 3;

                  "NET CASH" shall bear the meaning ascribed thereto in Schedule 5;

                  "NET CASH STATEMENT" shall bear the meaning ascribed thereto in Schedule 5;

                  "NET INDEBTEDNESS" shall bear the meaning ascribed thereto in
                  Schedule 5;

                  "PAYMENT ACCOUNT DETAILS" means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by banker's draft, telegraphic or other electronic means of transfer) to the payee;

                  "PROPERTIES" means the real estate properties owned or leased by the Group Companies and "PROPERTY" means any one of them;

                  "PURCHASER'S GROUP" means the Purchaser and any of its Associated Companies from time to time (including for the avoidance of doubt the Group Companies after Completion);



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                  "PURCHASER'S LAWYERS" means Cleary, Gottlieb, Steen & Hamilton of 41 Avenue de Friedland, 75008 Paris;

                  "REMEDIAL ACTION" means any measures to remove, prevent, remedy, abate, contain, treat or ameliorate (in the case of Category 4.2 claims) air emissions in order to ensure compliance with Article D2223-15 of the Code General des Collectivites Territoriales and other applicable regulations in force at Completion or (in the case of other environmental claims) damage or harm to human health or to the Environment to ensure compliance with Environmental Law;

                  "SAINT GERMAIN LOSS" means any Loss arising out of the investigations by the DGCCRF into alleged anti competitive practices in the Saint Germain area which have occurred prior to the date hereof as more particularly described in Schedule 19;

                  "SALE SHARES" means all of the 33,722,069 Shares held by the Vendor on the date hereof plus the three Shares to be acquired prior to the Completion by the Vendor pursuant to Clause 6.1.2
                  (iii) less any Shares that may be sold by the Vendor to the Company on or prior to the Completion;

                  "SECURITYHOLDERS' AGREEMENT" means the Securityholders' Agreement to be entered on Completion between the Vestar Investor, Vestar AIV Holdings L.P., the Vendor, AKH Luxco SCA and the Security Holders, regarding their investment in AKH Luxco SCA, in the form attached as Schedule 11 substantially in the form attached hereto, as such form may be modified pursuant to negotiations with Management, provided that no subsequent amendment to the form shall be made (i) that amends any material terms thereof or (ii) that adversely affects the rights of SCI or the rights of Vestar and SCI relative to each other;

                  "SECURITY HOLDERS" means the Vendor, Vestar Investor, members of the Management and Vestar AlV Holdings L.P. Associated Companies;

                  "SENIOR EMPLOYEE" means any employee of a Group Company whose annual gross basic salary is in excess of EUR 90,000;

                  "SEPTEMBER 30, 2003 ACCOUNTS" means the unaudited consolidated accounts of the Company (established under the Accounting Principles) for the financial period ended on September 30, 2003, which have been subject to a limited review ("examen limite") by PricewaterhouseCoopers Audit;

                  "SHARE PLEDGE AGREEMENTS" shall bear the meaning ascribed to it in paragraph 9 of Schedule 4;

                  "SHARES" means 34,672,769 ordinary shares of EUR 11 each being the whole of the share capital of the Company;

                  "SIGNIFICANT DANGER" means the significant danger or threat of a significant danger to human health or to the Environment giving rise or reasonably likely to give rise to the liability of the Group Companies, which is capable of prevention or substantial limitation by immediate Remedial Action;

                  "SUBSCRIPTION AGREEMENT" means the agreement in the form attached as Schedule 12 between, inter alia, Luxco 1, the Vestar Investor and the Vendor;

                  "SUBSIDIARIES" means all subsidiaries of the Company, details of which are contained in Part 3 of Schedule 1;



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                  "TAXATION" or "TAX" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any payroll taxes), any tax due by a person other than a Group Company and for which any Group Company would be liable, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

                  "TAX LOSS" means any Tax due and payable to the French Treasury by a Group Company, further to a tax reassessment together with all costs (including without limitation legal costs) and expenses and any additional amounts payable in respect of the statutory profit sharing plan ("participation au result at de I'entreprise") as a consequence of any resultant increase in the Group Companies taxable profits. For the avoidance of doubt and without prejudice to the Vendor's obligations under paragraph 1.6 of Part 1 of Schedule 8, there would be no Tax Loss in the event the Vendor grants or causes the grant of any guarantees, funds or other security necessary for the Group Companies to obtain from the Tax authorities the suspension of payment (sursis de paiement) for so long as such suspension of payment is effective;

                  "TRADEMARK LICENCE" means the trademark licence dated 5 and 10 February 2003 between SCI UK and OGF relating to the licensing of certain trademarks and trade names of SCI UK Investments Limited to OGF, a copy of which is attached in Schedule 18;

                  "VENDOR DUE DILIGENCE REPORT" means the due diligence report on the Group dated October 14, 2003 issued by PricewaterhouseCoopers Transaction Services together with the Supplemental Report thereto dated 23 December 2003 (including the report on the management of the Group Companies); a copy of the Vendor Due Diligence Report is attached to the Disclosure Letter; it being provided however that in the event the differences between these reports and their drafts of even date therewith previously delivered to Vestar Capital Europe are not limited to those points described in the attachment to the letter from PricewaterhouseCoopers Transaction Services to Vestar Capital Europe dated January 15, 2004, "Vendor Due Diligence Report" shall mean those draft reports.

                  "VENDOR'S GROUP" means the Vendor and any of its Associated Companies (other than the Group Companies);

                  "VENDOR'S LAWYERS" means Linklaters of 25 rue de Marignan, 75008 Paris;

                  "VESTAR INVESTOR" means Vestar OGF LLP;

                  "WARRANTIES" means the warranties set out in Schedule 3 and "WARRANTY" means any one of them.

         1.2      SUBORDINATE LEGISLATION

                  References to a statutory provision include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.



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         1.3      MODIFICATION ETC. OF STATUTES

                  References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement prior to Completion.

         1.4      ACCOUNTS

                  Any reference to "accounts" shall include the board of directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes.

         1.5      SCHEDULES

                  The Schedules form part of this Agreement and any reference to this Agreement shall include the Schedules.

         1.6      SINGULAR AND PLURAL

                  The meanings of the defined terms are applicable to both the singular and plural forms thereof.

         1.7      HEADINGS

                  The headings used in this Agreement have been adopted by the parties for ease of reference only and the parties declare that these headings and shall be ignored in construing the meaning or interpretation of this Agreement.

         1.8      "COMPANY", "SUBSIDIARY" AND "CONTROL"

                  Reference to a "company" shall include any company, corporation or other body corporate wherever and however incorporated (including a Groupement d'Interets Economiques).

                  A company is a "subsidiary" of another company (its "holding company") if that other company controls it.

                  The word "control" shall have the meaning ascribed to it in article 233-3 of the Code de Commerce;

2        AGREEMENT TO SELL THE SALE SHARES

         Subject to the terms and conditions of this Agreement, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor, the Sale Shares free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto.

3        PURCHASE PRICE

         3.1      AMOUNT

                  The total consideration for the purchase of the Sale Shares (the "PURCHASE PRICE") shall be the aggregate of:

                  3.1.1 the cash sum of EUR 300,000,000 (three hundred million euros);

                  3.1.2    plus the Net Cash or minus the Net Indebtedness;



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                  The Purchase Price shall bear interest in accordance with
                  Clause 3.4 if applicable.

                  The Purchase Price shall be paid in accordance with Clauses 3.2, 4 and 7 and shall be adjusted in accordance with Clause 4.

         3.2      PROVISIONAL PAYMENT ON COMPLETION

                  3.2.1 No later than 15 February 2004, the Vendor shall notify the Purchaser of the amount of the Estimated Net Cash or Estimated Net Indebtedness, as the case may be. Such notice shall be prepared in accordance with the provisions of Schedule 5 and shall provide an amount for each item comprising the Estimated Net Cash or Estimated Net Indebtedness. The Purchaser shall be entitled to comment on such notice and on the underlying assumptions and the Vendor shall take the reasonable comments of the Purchaser into account.

                  3.2.2 On Completion the Purchaser shall pay to the Vendor an amount which is equal to:

                           (a)      EUR 300,000,000 (three hundred million
                                    euros);

                           (b) plus the amount of the Estimated Net Cash or less the amount of the Estimated Net Indebtedness;

                           (c) plus the amount of interest (if any) payable in accordance with Clause 3.4.

                           which shall be effected by crediting for same day value the account specified in the Payment Account Details of the Vendor with such sum.

                  3.2.3 The balance of the Purchase Price shall be paid by the Purchaser to the Vendor or, as the case may be, by the Vendor to the Purchaser, in accordance with the provisions of Clause 4.

         3.3      LOAN TO LUXFINCO ON COMPLETION

                  On Completion, an amount of ten million Euro (EUR 10,000,000) shall be lent by the Vendor to Luxfinco in accordance with the terms and conditions of the Loan Agreement to be entered into between the Vendor and Luxfinco on Completion;

         3.4      INTEREST PAYABLE IF COMPLETION OCCURS AFTER 31 MARCH 2004

                  If Completion does not occur on or before 31 March 2004, the Purchase Price payable by the Purchaser shall be increased to include interest thereon from 1 April 2004 (included) until the Completion Date at a rate of 8 per cent. per annum. Such interest shall accrue from day to day.

4        ADJUSTMENTS TO COMPLETION PAYMENT

         4.1      NET CASH STATEMENT

                  The Purchaser shall procure that a draft Net Cash Statement be prepared in accordance with the provisions of Clause 3.1 of
                  Schedule 5.



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         4.2      ADJUSTMENTS

                  4.2.1 In the event an amount of Estimated Net Cash (as opposed to an amount of Estimated Net Indebtedness) has been notified by the Vendor pursuant to Clause 3.2.1:

                           (i) if the amount of the Net Cash as shown in the Net Cash Statement is less than the amount of the Estimated Net Cash, the Vendor shall owe to the Purchaser an amount equal to the difference between these two amounts as increased, as the case may be, by the amount of interest paid on such difference pursuant to Clause 3.4;

                           (ii)     if the amount shown by the Net Cash
                                    Statement is an amount of Net Indebtedness, the Vendor shall owe to the Purchaser an amount equal to the sum of the Estimated Net Cash and such Net Indebtedness amount as increased, as the case may be, by the amount of interest paid on such sum pursuant to Clause 3.4;

                           (iii) if the amount of the Net Cash as shown in the Net Cash Statement exceeds the Estimated Net Cash, the Purchaser shall owe to the Vendor an additional amount equal to such excess, as increased by interest paid on such excess computed in accordance with Clause 3.4, if applicable.

                  4.2.2 In the event an amount of Estimated Net Indebtedness (as opposed to an amount of Estimated Net Cash) has been notified by the Vendor pursuant to Clause 3.2.1:

                           (i) if the amount of the Net Indebtedness as shown in the Net Cash Statement is less than the amount of the Estimated Net Indebtedness, the Purchaser shall owe to the Vendor an amount equal to the difference between these two amounts as increased by interest paid on such difference computed in accordance with Clause 3.4, if applicable;

                           (ii)     if the amount shown by the Net Cash
                                    Statement is an amount of Net Cash, the
                                    Purchaser shall owe to the Vendor an amount equal to the sum of the Estimated Net Indebtedness and such Net Cash amount as increased by interest paid on such sum computed in accordance with Clause 3.4, if applicable;

                           (iii) if the amount of the Net Indebtedness as shown in the Net Cash Statement exceeds the Estimated Net Indebtedness, the Vendor shall owe to the Purchaser an additional amount equal to such excess, as increased, as the case may be, by the amount of interest paid on such excess pursuant to Clause 3.4.

                  4.2.3 The amount due by the Vendor to the Purchaser or by the Purchaser to the Vendor, as the case may be, pursuant to Clauses 4.2.1 or 4.2.2 shall be increased by interest thereon calculated from Completion to the date of payment at the rate per annum (as computed on the basis of a year of 360 days) of 225 basis points above the EURIBOR rate for one month deposits on Completion.



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                  4.2.4    The amount due by the Vendor to the Purchaser or by
                           the Purchaser to the Vendor, as increased by interest pursuant to Clause 4.2.3, shall be paid by the Vendor to the Purchaser or by the Purchaser to the Vendor, as applicable, on the day falling ten (10) Business Days after (i) the agreement between the parties on the Net Cash Statement is reached or deemed to be reached pursuant to Schedule 5 or the Net Cash Statement is finally determined by the Expert Accountant.

5        CONDITIONS

         5.1      CONDITIONS PRECEDENT

                  5.1.1    CONDITIONS TO EACH PARTIES' OBLIGATIONS

                           The respective obligations of the Vendor and the Purchaser to consummate the sale and purchase of the Sale Shares pursuant to this Agreement is in all respects conditional upon satisfaction of the following conditions:

                           5.1.1.1  After notification of the proposed
                                    acquisition of the Company (the
                                    "TRANSACTION") to the European Commission pursuant to Council Regulation (EC) 4064/89 (the "REGULATION"):

                                    (i)      the European Commission taking a
                                             decision that the Transaction does
                                             not give rise to a concentration
                                             falling within the scope of the
                                             Regulation; or

                                    (ii)     the European Commission taking a
                                             decision under Article 6(1)(b) or
                                             Article 6(2) without conditions or,
                                             if the Commission has initiated
                                             proceedings pursuant to Article
                                             6(1)(c), under Article 8(2) of the
                                             Regulation declaring the
                                             Transaction compatible with the
                                             common market without conditions,
                                             or being deemed to have done so
                                             under Article 10(6); or

                                    (iii)    the European Commission having
                                             referred the whole or part of the
                                             Transaction to the competent
                                             authorities of one or more Member
                                             States under Article 9(3) of the
                                             Regulation,

                                             (a)      each such authority
                                                      granting a clearance
                                                      without conditions in
                                                      respect of those parts of
                                                      the Transaction which were
                                                      referred to it, or being
                                                      deemed to have granted
                                                      such a clearance; and

                                             (b)      the requirements of
                                                      sub-clause (i) or (ii)
                                                      above being satisfied with
                                                      respect to any part not
                                                      referred to the competent
                                                      authority of any Member
                                                      State;

                           5.1.1.2 no injunction, order, ruling or decision, from a court of competent jurisdiction or any other government or other regulatory authority shall have been issued to enjoin, or otherwise prohibit or prevent, the completion of the transactions contemplated by this Agreement.

                  5.1.2    CONDITIONS TO OBLIGATIONS OF THE PURCHASER

                           The obligation of Purchaser to purchase the Sale Shares at Completion is subject to the fulfilment to its satisfaction on or prior to the Completion Date of each of the following conditions, it being understood that these conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, at any time prior to Completion, by the Purchaser in writing:

                           (i) The Warranties of the Vendor contained in this Agreement shall be true and correct, as of the Completion Date as though made on the Completion Date, except for those Warranties the inaccuracy of which would not, either individually or in aggregate, result in a Material Adverse Change (as hereinafter defined).

                           (ii) The covenants of the Vendor provided under Clauses 3.3; 6.1.2 (iii), (iv) and (v);
                                    6.1.1 as it relates to items (b), (c)
                                    (insofar as it relates to a material
                                    Encumbrance), (d), (e) (insofar as it
                                    relates to the Management), (f) (insofar as it relates to the Management), (h), (i),
                                    (j), (k), (l), (m) (insofar as it relates to any agreement with the Vendor's Group,
                                    (p) and (q) as such last item pertains to the aforementioned items and Schedule 2 shall be performed or complied with on the Completion Date; the other covenants, agreements and conditions contained in this Agreement to be performed or complied with by any Group Company and/or the Vendor on or prior to the Completion Date shall have been performed or complied with by said Group Company and/or the Vendor on the Completion Date in all material respects.

                           (iii) No Material Adverse Change (as hereinafter defined) shall have occurred between 30 September 2003 and the Completion Date. A "MATERIAL ADVERSE CHANGE" shall mean any event (but excluding general economic events) affecting or likely to negatively affect the condition (financial or otherwise), properties, business or results of operations of the Group Companies taken as a whole save, for the avoidance of doubt, any event which has been fairly and adequately disclosed to the Purchaser in the Disclosure Letter.

                           (iv) Such amount being advanced on the Completion Date by the lenders in accordance with the provisions of the Financial Documents as is necessary to enable the Purchaser (together with the funds to be provided pursuant to the Subscription Agreement) to pay the amount specified in Clause 3.2.2.

                  5.1.3    CONDITIONS TO THE OBLIGATIONS OF THE VENDOR

                           The Vendor's obligation to sell the Sale Shares at the Completion is subject to the fulfilment to its satisfaction on or prior to the Completion Date of the following condition, it being understood that this condition is included for the exclusive benefit of the Vendor and may be waived, in whole or in part, at any time prior to the Completion, in writing by the Vendor.

                           All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Completion Date shall have been performed or complied with by the Purchaser in all material respects.

         5.2      RESPONSIBILITY FOR SATISFACTION - COOPERATION

                  5.2.1 Each party hereby undertakes at its own expense to use all reasonable endeavours to ensure the satisfaction of the conditions that are under their respective control as set out in Clause 5.1. The Vendor hereby undertakes to use its reasonable endeavours to cause the Group Companies to promptly provide the Purchaser with all information relating to their activities which the Purchaser may reasonably require for the purpose of preparing the application to be filed pursuant to Clause 5.1.1.1 or answering any subsequent requests and enquiries from the competent authorities.

                  5.2.2 Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Purchaser in consultation with the Vendor and the Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

         5.3      NON-SATISFACTION

                  The Purchaser shall promptly give notice to the Vendor of the satisfaction of the condition mentioned in Clause 5.1.1.1 within two (2) Business Days of becoming aware of the same. If the conditions in Clause 5.1 are not satisfied on or before 31 July 2004 save as expressly provided herein, this Agreement, shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the undertakings contained in Clause 5.2, and save for the provisions of Clauses 12.2 ("Announcements"), 12.3 ("Confidentiality") and 12.16 ("Governing Law and Dispute Resolution") which shall survive the termination of this Agreement.

6        ACTION PENDING COMPLETION

         6.1      VENDOR'S OBLIGATIONS PRIOR TO COMPLETION

                  6.1.1    ORDINARY COURSE OF BUSINESS

                           The Vendor undertakes to procure that between the date hereof and the date of Completion Date and save in so far:

                           (i) as required pursuant to the contracts disclosed in the Disclosure Letter against Warranty 6.2 (Contracts);

                           (ii)     as required by applicable laws or
                                    regulations; or

                           (iii) as agreed in writing by the Purchaser (such agreement not to be unreasonably withheld or delayed),

                           each Group Company will, carry on its business in the ordinary course in a manner consistent with current management practice and more particularly, will not:

                                    (a)      enter into any agreement or
                                             commitment involving any capital
                                             expenditure inconsistent with the
                                             amounts and purposes of the capital
                                             expenditures which have, as of the
                                             date hereof, been budgeted by the
                                             Group Companies and approved by the
                                             Vendor;

                                    (b)      acquire or dispose of, or agree to
                                             acquire or dispose of, outside the
                                             ordinary course of business, any
                                             asset, involving consideration,
                                             expenditure or liabilities in
                                             excess of EUR 100,000;

                                    (c)      create any Encumbrance over any of
                                             the property, rights or assets
                                             otherwise than in the ordinary
                                             course of business;

                                    (d)      incur any additional borrowings or
                                             incur any other financial
                                             indebtedness (other than ordinary
                                             course vehicles leasing) in each
                                             case in excess of EUR 100,000 in
                                             the aggregate, other than within
                                             the Group Companies in the ordinary
                                             course of business;

                                    (e)      dismiss or engage any Senior
                                             Employee;

                                    (f)      make any amendment to the terms and
                                             conditions of employment of any
                                             Senior Employee (other than minor
                                             increases in the ordinary course of
                                             business);

                                    (g)      make any material amendment to any
                                             element of the collective status
                                             (statut collectif) of its
                                             employees, including, but not
                                             limited to, to the terms and
                                             conditions of any employee benefit
                                             scheme or enter into any collective
                                             bargaining agreement;

                                    (h)      make any collective salary increase
                                             other than required under the
                                             applicable collective bargaining
                                             agreements;

                                    (i)      amend its articles of association
                                             ("Statuts");

                                    (j)      increase or reduce its share
                                             capital, issue any securities
                                             giving right to its share capital,
                                             declare, make or pay any dividend
                                             or other distribution to
                                             shareholders;

                                    (k)      be a party to any, sale of
                                             business, merger, contribution or
                                             spin-off;

                                    (l)      make any change to its accounting
                                             policies except as required by law
                                             or by French GAAP;

                                    (m)      enter into any new contract that if
                                             it were in effect on the date of
                                             this Agreement, would be a Material
                                             Contract, or any agreement with the
                                             Vendor's Group or amend or, save as
                                             contemplated by this Agreement,
                                             terminate or waive any significant
                                             rights under any existing Material
                                             Contract or any agreement with the
                                             Vendors Group;

                                    (n)      initiate or settle any litigation
                                             involving a claim higher than
                                             EUR 125,000; it being provided that
                                             the Vendor shall cause the Group
                                             Companies not to settle any
                                             litigation which may give rise to
                                             indemnification from the Vendor
                                             under this Agreement;

                                    (o)      make any change in Tax elections;

                                    (p)      enter into any new line of
                                             business; or

                                    (q)      commit to do any of the foregoing.

                  6.1.2    OTHER OBLIGATIONS OF THE VENDOR PRIOR TO COMPLETION

                           (i) As from the date of signature of this Agreement up to the Completion Date, the Vendor shall, subject to the terms of the Confidentiality Agreement, cause the Group Companies to provide reasonable access during normal business hours to the Purchaser and its representatives and advisers to all of the Group Companies' books, corporate records, offices, facilities, assets, staff, counsel and accountants to the extent reasonably required for the performance of its obligations or to permit satisfaction of the conditions to borrowing under the Finance Documents and to finalise the equity package with the Management, provided that such access shall not interfere with the normal business and operations of the Group Companies;

                           (ii) As from the date of signature of this Agreement up to the Completion Date, the Vendor shall notify the Purchaser promptly of any act or circumstances (x) which is a Material Adverse Change or (y) which constitutes a breach of the Vendor's representations, Warranties and/or undertakings hereunder or (z) which is likely to result in the Vendor's or the Guarantor's inability to comply with the terms of this Agreement.

                           (iii) On or prior to the Completion, the Vendor shall acquire one Share from each of Messrs. Tom Ryan, Philippe Lerouge, and Didier Hasselman.

                           (iv) The Vendor shall cause meetings of the board of directors and of the shareholders of the Company to be convened on the Completion Date in order to resolve upon the matters referred to in Clause 7.3.4 and Clause 1.2 of Schedule 2.

                           (v) Prior to Completion the Vendor shall have caused the Existing Loan to have been repaid or otherwise extinguished.

                           (vi) The Vendor shall use its best efforts to cause the Group Companies to take the necessary steps so that meetings of the shareholders of each of them be validly organized on or before March 30, 2004 with a view to resolve upon the following matters:
                                    (i) termination of the current fiscal year as at 31 March, 2004 and (ii) change in the fiscal year dates from 1 January to 31 December, to 1 April to 31 March; it being provided that if the Vendor reasonably believes Completion will not occur on or before 31 March, 2004, then this obligation shall apply to the last day of the month in which the Vendor reasonably expects Completion to occur.

         6.2      PURCHASER'S OBLIGATIONS PRIOR TO COMPLETION

                  6.2.1 The Purchaser shall notify the Vendor no later than fifteen Business Days prior to Completion of:

                           (i) the list of the persons to be appointed as directors or legal representatives of the Company; and

                           (ii)     the name of the Company as from Completion.

                  6.2.2 The Purchaser shall file as promptly as practicable and no later than five Business Days from the date hereof the full notice required under the Regulation for the purpose of obtaining satisfaction of the condition precedent referred to in Clause 5.1.1.1 of this Agreement.

7        COMPLETION

         7.1      DATE AND PLACE

                  Completion shall take place at the offices of the Vendor's Lawyers at 9:00 a.m. (Paris time) either (i) on 26 February 2004 (subject to satisfaction of the condition set out in Clause 5.1.1.1 on or before 21 February 2004 and satisfaction or waiver of the other conditions set out in Clause 5.1 on or before 26 February 2004) or, (ii), if those conditions are not met on these dates, respectively, on the fifth Business Day following the date on which the condition set out in Clause
                  5.1.1.1 shall have been satisfied, provided further that the other conditions set forth in Clause 5.1 are then satisfied or waived on that date. Ownership of the Sale Shares shall be transferred to the Purchaser on Completion. In the event on the date scheduled for Completion pursuant to the preceding paragraph all of the conditions precedent set out in Clause
                  5.1.1 are satisfied but any condition set out in Clause 5.1.2 or 5.1.3 is not satisfied, the Completion shall be deferred to take place at the offices of the Vendor's Lawyers at 9:00 a.m. (Paris time) on the second Business Day following such scheduled date; if on such second date the unfilled condition precedent is still not met or waived, (i) the party for the benefit of whom such unfilled condition is provided shall be entitled either (i) to waive such condition, (ii) to defer completion to a later date which shall not be later than ten Business Days following such second date or (iii) to terminate by written notice this Agreement, in which case this Agreement shall be automatically (de plein droit) terminated upon reception of such notice (except for the provisions of Clauses
                  12.2 ("Announcements"), 12.3 ("Confidentiality") and 12.16 ("Governing Law and Dispute Resolution")), in each instance without prejudice to any remedies available to it against the other party.

         7.2      COMPLETION OBLIGATIONS

                  On Completion, each party shall comply with its respective obligations as set out in Schedule 2.

         7.3      OBLIGATIONS OF THE PURCHASER ON COMPLETION

                  The Purchaser shall, once the Vendor has complied with its obligations under Clause 7.2;

                  7.3.1 cause the sum referred to in Clause 3.2.2 to be paid in cleared funds by electronic funds transfer to the Vendor's bank account at:

                           Intermediary Bank:
                           JP MORGAN CHASE BANK A.G.
                           FRANKFURT, GERMANY
                           Swift address: CHAS DE FX

                           Beneficiary Bank:
                           JP MORGAN CHASE BANK
                           HOUSTON, TEXAS, USA
                           Attention: PAUL KNUDSON
                           Swift address: TCBKUSS44

                           Iban Number: DEl8501108006001600029
                           Beneficiary: SCI Funeral & Cemetery Purchasing
                            Cooperative, Inc.
                           Account: # 0010-126-6337

                  7.3.2 cause AKH Luxco SCA to issue the Consideration Securities to the Vendor fully paid;

                  7.3.3 deliver a copy of the minutes of the resolution of the sole shareholder of the Purchaser (certified by a duly appointed officer as true and correct) of the Purchaser, authorising the execution of and performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser pursuant hereto;

                  7.3.4 procure on the date which is the second Business Day following the Completion the filing of the resolutions in respect of the change of name of the Company for the registration at the Registry of Commerce of Paris and the sending of the text of the appropriate notices for publication of the change of name in the appropriate legal publications;

                  7.3.5 deliver to the Vendor the required financial data and schedules relating to the Company to enable the Vendor to file its US tax reporting forms in respect of the year ended 31 December, 2003; and

                  7.3.6 as soon as practicable after Completion deliver to the Vendor's Lawyers of a copy of the new Extrait K-bis reflecting the new name of the Company.

8        WARRANTIES

         8.1      INCORPORATION OF SCHEDULE 3

                  8.1.1 The Vendor warrants to the Purchaser, in the terms set out in Part 1 of Schedule 3 in each case only subject to:

                           (i) any matter which is fairly and adequately disclosed in the Disclosure Letter and any matter specifically provided for, (up to the amount of the corresponding provision), specifically noted or specifically referred to in the September 30, 2003 Accounts in both instances other than the Tax related and other matters in each case referred to in Schedule 6;

                           (ii) the limitations and qualifications set out in Schedule 4.

                  8.1.2 Any statement qualified by the expression "so far as the Vendor is aware", "to the Vendor's knowledge, information and belief", "known to the Vendor" or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Tom Ryan, Eric Tanzberger, Harry Loring, and Christopher Cruger after reasonable inquiry of the Management to verify that such statement is true and accurate. The Vendor has caused the aforementioned persons to proceed with such inquiry.

                  8.1.3 The Guarantor warrants to the Purchaser in the terms set out in Part 2 of Schedule 3.

                  8.1.4 The Purchaser warrants to the Vendor in the terms set out in Part 3 of Schedule 3.

         8.2      LIMITATION OF LIABILITY

                  The provisions of Schedule 4 shall apply.

         8.3      REDUCTION OF CONSIDERATION

                  If any payment is made by the Vendor to the Purchaser in respect of any claim against the Vendor for any breach of this Agreement (or any agreement entered into pursuant to this Agreement) or pursuant to any indemnity hereunder, the payment shall be made by way of adjustment of the consideration paid by the Purchaser and the consideration shall be deemed to have been reduced by the amount of such payment.

         8.4      EFFECT OF COMPLETION

                  The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

9        GUARANTEES AND OTHER RELATIONSHIPS WITH THE VENDOR'S GROUP

         9.1 Except as may be otherwise agreed by the parties, on or prior to Completion, the Purchaser shall use reasonable efforts to procure the release of all guarantees, indemnities or comfort letters given by or binding upon any of the members of the Vendor's Group in relation to any debt or obligation of the Group Companies, a list of which is set forth in the Disclosure Letter. To the extent, despite the Purchaser's reasonable efforts, such release could not have been obtained on Completion at the latest, pending such release the Purchaser shall indemnify and keep indemnified such members of the Vendor's Group from and against all costs, payments or claims arising out of such guarantees, indemnities and comfort letters.

         9.2 Except as may be otherwise agreed by the parties on or prior to Completion, the Vendor shall

                  (i) use reasonable efforts to procure the release of all guarantees, indemnities or comfort letters given by or binding on the Group Companies in relation to any debt or obligation of any of the members of the Vendor's Group or other persons as aforesaid, a list of which is set forth in the Disclosure Letter. To the extent, despite the Vendor's reasonable efforts, such release could not have been obtained on Completion at the latest, pending such release the Vendor shall indemnify and keep indemnified the Purchaser from and against all costs, payments arising out of such guarantees, indemnities and comfort letters;

                  (ii) have terminated or caused the termination following the payment of all outstanding amounts due thereunder but without any indemnity due by, or remaining obligation whatsoever for, any Group Company, of all of the contracts entered into between any member of the Vendor's Group and any Group Company.

         9.3 The Guarantor guarantees to the Purchaser the full performance of all of the Vendor's obligations under this Agreement. The obligations of the Guarantor under this the preceding sentence will be the obligations of a caution solidaire under Articles 2011 et seq. of the Code Civil, the Guarantor hereby waiving any rights to the benefice de division and the benefice de discussion. In addition, the Guarantor shall be directly bound by the provisions of Clauses 12.2 ("Announcements"), 12.3 ("Confidentiality"), 12.5 ("Successors and Assigns"), 12.12 ("Withholding and Deductions") and 12.16 ("Governing Law and Dispute Resolution").

         9.4 The Guarantor hereby undertakes to pay OGF or its successor company in immediately available funds within five Business Days of receipt of a copy of a valid claim for payment by Mederic Assurances or Auxia against OGF or CAF (or their respective successor companies) pursuant to the Protocole d'Accord dated 6 December, 2002 such amount as Mederic Assurances or Auxia requires to be paid by OGF or CAF (or their respective successor companies) as such amount shall be grossed-up by any related tax charge, if any, to be borne by OGF or CAF in connection thereof; it being provided that the Guarantor shall be entitled to discharge the obligation provided in the preceding sentence by paying directly such amount, within the aforementioned time period, to Mederic Assurances or Auxia. For the avoidance of doubt the Guarantor shall not be required to make such payment, if and to the extent that it has already made payment to OGF pursuant to the guarantee dated 11 December 2002.

10       INTELLECTUAL PROPERTY

         10.1     PROHIBITION ON USE OF VENDOR'S NAMES AND TRADEMARKS

                  The Purchaser shall procure that no member of the Purchaser's Group shall, save as permitted by the Trademark Licence, after Completion, use in any way whatsoever any name, trademark, trade name, logo, or domain name which may generate a confusion for the public with the Vendor's distinctive signs.

         10.2     USE OF "DIGNITE" NAME

                  The Purchaser acknowledges that the "Dignite" name is and will remain the property of the Vendor's Group and that nothing in this Agreement shall transfer nor shall operate as an agreement to transfer any right, title or interest in any of the "Dignite" name to the Purchaser or any member of the Purchaser's Group.

11       WHOLE AGREEMENT AND REMEDIES

         11.1     WHOLE AGREEMENT

                  This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

         11.2     PURCHASER'S ACKNOWLEDGEMENTS AND UNDERTAKING FOLLOWING
                  COMPLETION

                  11.2.1 The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

                  11.2.2 The Purchaser acknowledges that neither the Vendor nor any of the Vendor's representatives makes any representation or warranty with respect to the future relations of the Group Companies with any customer, nor with regard to the future financial or business prospects of the Group Companies.

                  11.2.3 The Purchaser agrees that for a period ending on the last date on which a Claim may be brought under the Tax Warranties it shall not, and shall not permit any Group Company to destroy or otherwise dispose of any books and records of the Group Companies existing at Completion except with the prior written consent of the Vendor.

         11.3     REMEDIES

                  So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be as provided in this Agreement to the exclusion of all other rights and remedies (including those arising under statute).

         11.4     INTERPRETATION

                  In Clauses 11.1 to 11.4 "this Agreement" includes the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement.

12       OTHER PROVISIONS

         12.1     UNDERTAKING NOT TO COMPETE - NON SOLICITATION

                  The Vendor and the Guarantor hereby undertake not to: and shall procure that the other members of the Vendor's Group shall not, for a period extending from the Completion Date to the third anniversary of such date,:

                  (i) Undertake in the territory of the French Republic, either directly or indirectly, personally or through other individuals or entities, any activity which competes with that of any Group Company and not to cooperate in any manner whatsoever with any company which competes with any Group Company in the territory of the French Republic;

                  (ii) Solicit, appoint or hire, either directly or indirectly any member of Management or their successors, or incite those employees to leave any position they occupy now or in the future with any Group Company.

         12.2     ANNOUNCEMENTS

                  No announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendor, the Guarantor or the Purchaser or by or on behalf of any member of the Vendor's Group or any member of the Purchaser's Group without the prior written approval of the Vendor and the Purchaser.

                  By way of exception to the foregoing paragraph:

                  (i) Each party shall be authorized to make any announcement when required by law or any regulatory body; in case such an announcement is made, the other party shall also be authorized to make its own announcement;

                  (ii) Each party shall be authorized to make an announcement in connection with the completion of the transaction completed hereunder;

                  provided in both cases (i) and (ii) that the party wishing to make any such announcement shall, with reasonable prior notice, provide a copy thereof to the other party, which reasonable comments shall be taken into account by the party wishing to make the announcement.

         12.3     CONFIDENTIALITY

                  12.3.1 The Confidentiality Agreement shall terminate upon Completion.

                  12.3.2 Subject to Clause 12.3.4, the Vendor and the Guarantor shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

                           (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                           (ii) the negotiations relating to this Agreement (and such other agreements);

                           (iii) the business, financial or other affairs of the Group Companies and including, in each case, future plans and targets.

                  12.3.3 Subject to Clause 12.3.4, the Purchaser shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

                           (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                           (ii) the negotiations relating to this Agreement (and such other agreements);

                           (iii) the business, financial or other affairs (including future plans and targets) of the Vendor's Group.

                  12.3.4 Neither Clause 12.3.2 nor 12.3.3 shall prohibit disclosure of any information if and to the extent:

                           (i) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

                           (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Vendor or the Purchaser, as the case may be or the disclosure or use is provided under this Agreement or necessary for its implementation;

                           (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing party;

                           (iv) the disclosure is made to professional advisers or Associated Companies of the Purchaser or the Vendor, or providers of financing to the Purchaser (including bank(s) and/or financial institution(s) lending money or making other banking facilities available, directly or through other entities, to the Purchaser) provided on terms that such persons are made aware of the provisions of Clause 12.3.2 or 12.3.3 as if they were a party to this Agreement;

                           (v) the information becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

                           (vi) the other party has given prior written approval to the disclosure or use;

                           (vii) the information is independently developed after Completion,

                           provided that, to the extent legally permissible and except in the case where the information is disclosed by the bank(s) and/or financial institution(s) lending money or making other banking facilities available, directly or through other entities, to the Purchaser, to other banks and/or financial institutions with which such financing is syndicated, prior to disclosure or use of any information pursuant to Clause 12.3.4(i) or (iv), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

                  12.3.5 On Completion, the Vendor shall assign to the Purchaser, to the extent permitted by the terms of the relevant agreement, the benefit of any confidentiality agreements entered into by the Vendor in connection with any proposed sale of the Sale Shares.

         12.4     RETURN OF DOCUMENTS ETC.

                  12.4.1 If Completion does not take place, the Purchaser shall as soon as reasonably practicable:

                           (i) return or, at its election, destroy all written information of or relating to the Vendor's Group and each Group Company provided to the Purchaser or its advisers (the "CONFIDENTIAL INFORMATION") which is in the Purchaser's possession or under the Purchaser's custody and control without keeping any copies thereof;

                           (ii)     destroy all information, analyses,
                                    compilations, notes, studies, memoranda or other documents derived from, containing or reflecting Confidential Information;

                           (iii) so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement) expunge any Confidential Information from any computer, word processor or other device in the Purchaser's possession or under the Purchaser's custody and control.

                  12.4.2 Clause 12.4.1 shall not apply to any information available from public records or information acquired by the Purchaser otherwise than from any member of the Vendor's Group, any of the Group Companies and their respective employees, officers or agents.

         12.5     SUCCESSORS AND ASSIGNS

                  12.5.1 This Agreement is personal to the parties to it. Accordingly and subject to Clause 12.5.2 and 12.5.3, neither the Purchaser nor the Vendor may, without the prior written consent of the other, assign or otherwise transfer all or any benefits or obligations under this Agreement, nor shall the Purchaser be entitled to make any claim against the Vendor in respect of any Loss suffered by the Group Companies at a time where the Purchaser has ceased to be the owner of the Sale Shares (or shares received in exchange therefor as a result of the merger of the Company into another Group Company). Notwithstanding the foregoing, in the event the bank(s) and/or financial institution(s) lending money or making other banking facilities available, directly or through other entities, to the Purchaser for the acquisition of the Sale Shares (including banks and/or financial institutions with which such financing has been syndicated) have foreclosed on the Sale Shares, the third party having acquired the Sale Shares as a result of the foreclosure proceedings, or the third party having directly acquired the Sale Shares from the foreclosing banks, shall be substituted for the Purchaser in its indemnification rights under this Agreement.

                  12.5.2 Notwithstanding the provisions of Clause 12.5.1, the Purchaser may upon giving written notice to the Vendor, assign and/or charge (by way of assignment, delegation or otherwise) all, but not part of, the benefits (but not the burden) of this Agreement by way of security only to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Sale Shares and the terms of such assignment shall provide that the liabilities of the Vendor from time to time under this Agreement shall be no greater than such liabilities would have been had no assignment or charge taken place. The Vendor undertakes to execute any document for the purpose of ensuring the transfer of all or part of the benefits of this Agreement as contemplated under the preceding sentence. The Purchaser acknowledges and agrees that the rights of the bank(s) and/or financial institution(s), and any persons claiming through them, pursuant to any such assignment and/or charge shall be subject to all matters (including without limitation rights of set-off) to which the rights of the Purchaser under this Agreement would have been subject had no such assignment and/or charge taken place.

                  12.5.3 Notwithstanding the provisions of Clause 12.5.1, the Purchaser shall be entitled to assign all or part of its rights and obligations hereunder to any of its Associated Companies, but the Purchaser shall remain liable if the assignee breaches any obligation hereunder.

         12.6     VARIATION

                  No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

         12.7     TIME

                  When calculating the period of time within which or following which any act is to be done or step taken, the rules described in article 640 to 642 of the Nouveau Code de Procedure Civile shall be applied.

         12.8     FURTHER ASSURANCE

                  At any time after the date of this Agreement, each party shall and shall use their reasonable endeavours to procure that any necessary third party shall execute such documents and do such acts and things as the other may reasonably require for the purpose of giving to the other the full benefit of all the provisions of this Agreement.

         12.9     COSTS AND COMMITMENT FEE

                  The Vendor shall bear all investment banking advisory (being Lehman Brothers), legal (being Linklaters and Landwell and Moquet Borde's advice to the Vendor), accountancy (being PricewaterhouseCoopers Transaction Services) and other costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereunder. The Purchaser shall bear all such costs and expenses incurred by it. All stamp, transfer or registration taxes payable in any jurisdiction in respect of this Agreement or the performance thereof or any other document entered into pursuant to this Agreement shall be borne by the Purchaser.

                  The Purchaser shall bear all costs in connection with the making of filings and obtaining clearances contemplated in Clause 5.1.1.1.

                  The Purchaser shall also on Completion pay to the Vendor the sum of EUR 500,000 pursuant to the Commitment Letter.

         12.10    METHOD OF PAYMENT

                  Wherever in this Agreement provision is made for the payment by one party to another (other than payment of the Completion Amount), such payment shall be effected by crediting for same day value the account specified by the payee by way of telegraphic transfer in immediately available funds on or before the due date for payment unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in Paris. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

         12.11    INTEREST

                  If the Vendor or the Purchaser defaults in the payment when due of any sum payable under this Agreement (howsoever determined) the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum (as computed on the basis of a year of 360 days) of 8 per cent. Such interest shall be added to the principal at the end of each one year period during which it has renewed and thereafter produce interest.

         12.12    WITHHOLDING AND DEDUCTIONS

                  All sums payable by the Vendor or by the Purchaser to another party under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

         12.13    NOTICES

                  12.13.1 Any notice or other communication in connection with this Agreement shall be in writing (a "NOTICE") and shall be sufficiently given or served if delivered or sent:

                           in the case of any of the Vendor to:

                           Service Corporation International Limited
                           PO Box 130548,
                           1929 Allen Parkway,
                           Houston,
                           Texas,
                           USA 77219

                           Fax: 1 713 525 7777

                           Attention: Mr Thomas L. Ryan

                           in the case of any of the Guarantor to:

                           Service Corporation International
                           PO Box 130548,
                           1929 Allen Parkway,
                           Houston,
                           Texas,
                           USA 77219

                           Fax: 1 713 525 7777

                           Attention: Mr Thomas L. Ryan

                           in the case of the Purchaser to:

                           OGF Holding SAS

                           Fax: 33 1 59 56 60 29

                           Attention: Mr. Robert Rosner


                           c/o Vestar Capital Partners Europe
                           1, Rond Point des Champs Elysees
                                    75008 Paris

                           Fax: 33 1 58 56 60 28

                                    Jack Feder, Esq.
                                    Vestar Capital Partners
                                    245 Park Avenue
                                    New York, NY 10167

                           Fax: 1 212 808 4922

                           or (in either case) to such other address or fax number as the relevant party may have notified to the other in accordance with this Clause.

                  12.13.2 Any Notice may be delivered by hand or, sent by fax or prepaid post (first class in the case of service in France and airmail in the case of international service). Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, or 60 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand.

         12.14    INVALIDITY

                  If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. Furthermore, in lieu of such invalid, illegal or unenforceable provision, the parties shall add as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

         12.15    NO COUNTERPARTS

                  In accordance with article 1325 of the French Civil Code only three originals of this Agreement shall be drawn up and executed (one for the Purchaser, one for the Vendor and one for the Guarantor).

         12.16    GOVERNING LAW AND DISPUTE RESOLUTION

                  12.16.1 Agreement and the documents to be entered into pursuant to it, shall be governed by, and construed in accordance with, the laws of France.

                  12.16.2 Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or threatened breach hereof shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as set forth below, and judgments on the award recorded by the arbitrators may be entered and enforced in any court having jurisdiction, whether by an action on a judgment, a motion for summary judgment in lieu of complaint, in a pending action, by counterclaim, cross-claim or affirmative defense, or by any other means permitted by applicable law or the rules or procedures of any such court, in each case without re-trial or examination of the merits of the dispute, controversy or claim.

                  12.16.3 The party commencing the arbitration (the "CLAIMANT") shall appoint one arbitrator in its written notice of its intention to commence arbitration (the "DEMAND"). Within 10 days of its receipt of the Demand, the other party (the "RESPONDENT") shall appoint one arbitrator and send written notice of the identity that arbitrator to the Claimant. Within 20 days of receipt of such notice by the Claimant, the two-party appointed arbitrators shall select a third arbitrator, who together with the two-party appointed arbitrators shall constitute the arbitration panel (the "PANEL") and who shall be the chair of the Panel (the "CHAIR"). The parties agree that the Panel shall resolve all subsequent disputes arising under this Agreement so long as the arbitrators are able and willing to serve, except that each party shall have one opportunity to replace its party-appointed arbitrator upon the initiation of a new arbitration. If the Chair is unable to continue on the Panel, the two-party arbitrators shall have 20 days from the date of resignation of the Chair to agree upon a replacement.

                  12.16.4 Once the Panel has been constituted, it shall have 90 days to render its award. For subsequent arbitrations commenced after the Panel is constituted, the Panel shall render its award within 90 days of the date of the Demand is provided to the Chair.

                  12.16.5 Any arbitrators appointed pursuant to Clause 12.16.3 must be fluent in both French and English.

                  12.16.6 Any and all arbitration proceedings shall take place in New York City, New York, USA, and shall be conducted in the English language. Documents submitted to the arbitration shall be submitted in English it being acknowledged however that supporting documentary evidence may be submitted in the French language.


Signed in Paris, on 15 January, 2004 in three original copies


THE GUARANTOR


SIGNED by TOM RYAN
on behalf of
SERVICE CORPORATION INTERNATIONAL /s/ TOM RYAN
                                  ------------------------

THE VENDOR


SIGNED by TOM RYAN
on behalf of
SCI INTERNATIONAL LIMITED           /s/ TOM RYAN
                                    --------------------------



THE PURCHASER


SIGNED by ROB ROSNER
acting on behalf of
VESTAR EUROPE RESOURCES I
on behalf of OGF HOLDING SAS        /s/ ROB ROSNER
                                    --------------------------